[LOGO]                                                 Safety-Kleen Corp.
                                                       1000 N. Randall Road
                                                       Elgin, Illinois 60123

                                                       (847) 697-8460

                                                       For further information:



FOR IMMEDIATE RELEASE                                   Contact:  Larry Rudnick
                                                                 (847) 468-2408
                                                                   Maureen Fisk
                                                                 (847) 468-2452

                            SAFETY-KLEEN COMMENTS ON
                     FIRST QUARTER 1997 ANTICIPATED EARNINGS

ELGIN, ILLINOIS -- MARCH 11, 1997 -- Safety-Kleen Corp. announced today that the Company anticipates earnings for the first quarter, ending March 22, 1997, will be approximately $0.20 per share. Safety-Kleen reported earnings of $0.23 per share in the first quarter of 1996.

As discussed in its fourth quarter 1996 earnings release issued on Feb. 10, 1997, the Company continues to experience downward pressure on its lube oil pricing due to the market's reaction to scheduled capacity increases in the North American lube oil industry. Safety-Kleen President and CEO, John G. Johnson, Jr., commented, "This added capacity continues to negatively impact our base lube oil selling prices more than anticipated. As a result of this weak lube oil market, we have deferred the planned expansion of our East Chicago re-refinery," Johnson added. The Company expects that its Oil Recovery Service will generate a net loss of approximately $1 million in the first quarter of 1997 compared to net earnings of $860,000 in the first quarter of 1996.

Safety-Kleen also noted that the first quarter results will be impacted by incentives offered to its service representatives in 1996 designed to ensure completion of all scheduled services by year-end. "We typically see a certain number of scheduled services roll into the first quarter of the new year due to the holidays," Johnson said. "This year-end push resulted in a boost to fourth quarter 1996 revenue and earnings but we estimate that it negatively impacted first quarter 1997 net earnings by approximately $1 million."

Johnson concluded, "With the exception of the Oil Recovery Service, we are confident that our other services will produce the expected strong revenue growth during the remainder of the year."

Safety-Kleen is an environmental and industrial service company dedicated to helping businesses of all sizes recycle and process their waste streams. Safety-Kleen stock is traded on the New York Stock Exchange under the symbol SK. Further information may be obtained via the internet by contacting FINANCE@SAFETY-KLEEN.COM.

PRIVATE SECURITIES LITIGATION REFORM ACT DISCLOSURE

This press release contains various forward-looking statements, including earnings and revenue projections. There are many factors that could cause actual results to differ materially, such as: adoption of new environmental laws and regulations and changes in the way they are interpreted and enforced; general business conditions such as the level of competition, changes in demand for the Company's services and the strength of the economy in general; and changes in prices for petroleum-based products. These and other factors are discussed in the Company's Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission.

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